SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                                 PHOTOMEDEX INC
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    719358103
                                 (CUSIP Number)

                               September 29, 2003
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)






______________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                    PAGE 2 OF 14

CUSIP No. 04269X105
-----------------------------------------------------------------------------
         (1)  NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                         CLSP, L.P.
-----------------------------------------------------------------------------
         (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
         (3)  SEC USE ONLY

-----------------------------------------------------------------------------
         (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-----------------------------------------------------------------------------

NUMBER OF            (5)      SOLE VOTING POWER
                              0
SHARES          -------------------------------------------------------------

BENEFICIALLY         (6)     SHARED VOTING POWER
                             717,544
OWNED BY        -------------------------------------------------------------

EACH                 (7)      SOLE DISPOSITIVE POWER
                              0
REPORTING       -------------------------------------------------------------

PERSON WITH          (8)      SHARED DISPOSITIVE POWER
                              717,544
-----------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY
              OWNED BY EACH REPORTING PERSON
                    717,544
-----------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
-----------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY
              AMOUNT IN ROW (9)
                   1.9%
-----------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                   PN
-----------------------------------------------------------------------------

Schedule 13G                                                    PAGE 3 OF 14

CUSIP No. 04269X105
-----------------------------------------------------------------------------
         (1)  NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      CLSP II, L.P.
-----------------------------------------------------------------------------
         (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
         (3)  SEC USE ONLY
-----------------------------------------------------------------------------
         (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-----------------------------------------------------------------------------

NUMBER OF            (5)      SOLE VOTING POWER
                              0
SHARES          -------------------------------------------------------------

BENEFICIALLY         (6)      SHARED VOTING POWER
                              616,049
OWNED BY        -------------------------------------------------------------

EACH                 (7)      SOLE DISPOSITIVE POWER
                              0
REPORTING       -------------------------------------------------------------

PERSON WITH          (8)      SHARED DISPOSITIVE POWER
                              616,049
-----------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY
              OWNED BY EACH REPORTING PERSON
                    616,049
-----------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY
              AMOUNT IN ROW (9)
                   1.6%
-----------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                   PN
-----------------------------------------------------------------------------

Schedule 13G                                                    PAGE 4 OF 14

CUSIP No. 04269X105
-----------------------------------------------------------------------------
         (1)  NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      CLSP/SBS I, L.P.
-----------------------------------------------------------------------------
         (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
         (3)  SEC USE ONLY
-----------------------------------------------------------------------------
         (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-----------------------------------------------------------------------------

NUMBER OF            (5)      SOLE VOTING POWER
                              0
SHARES          -------------------------------------------------------------

BENEFICIALLY         (6)      SHARED VOTING POWER
                              267,591
OWNED BY        -------------------------------------------------------------

EACH                 (7)      SOLE DISPOSITIVE POWER
                              0
REPORTING       -------------------------------------------------------------

PERSON WITH          (8)      SHARED DISPOSITIVE POWER
                              267,591
-----------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY
              OWNED BY EACH REPORTING PERSON
                   267,591
-----------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY
              AMOUNT IN ROW (9)
                   0.7%
-----------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                   PN
-----------------------------------------------------------------------------

Schedule 13G                                                    PAGE 5 OF 14

CUSIP No. 04269X105
-----------------------------------------------------------------------------
         (1)  NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      CLSP/SBS II, L.P.
-----------------------------------------------------------------------------
         (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
         (3)  SEC USE ONLY
-----------------------------------------------------------------------------
         (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-----------------------------------------------------------------------------

NUMBER OF            (5)      SOLE VOTING POWER
                              0
SHARES          -------------------------------------------------------------

BENEFICIALLY         (6)     SHARED VOTING POWER
                             92,084
OWNED BY        -------------------------------------------------------------

EACH                 (7)      SOLE DISPOSITIVE POWER
                              0
REPORTING       -------------------------------------------------------------

PERSON WITH          (8)      SHARED DISPOSITIVE POWER
                              92,084
-----------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY
              OWNED BY EACH REPORTING PERSON
                   92,084
-----------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY
              AMOUNT IN ROW (9)
                   0.2%
-----------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                   PN
-----------------------------------------------------------------------------

Schedule 13G                                                    PAGE 6 OF 14

CUSIP No. 04269X105
-----------------------------------------------------------------------------
         (1)  NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Cooper Hill Partners, L.P.
-----------------------------------------------------------------------------
         (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
         (3)  SEC USE ONLY

-----------------------------------------------------------------------------
         (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-----------------------------------------------------------------------------

NUMBER OF            (5)      SOLE VOTING POWER
                              0
SHARES          -------------------------------------------------------------

BENEFICIALLY         (6)      SHARED VOTING POWER
                              522,615
OWNED BY        -------------------------------------------------------------

EACH                 (7)      SOLE DISPOSITIVE POWER
                              0
REPORTING       -------------------------------------------------------------

PERSON WITH          (8)      SHARED DISPOSITIVE POWER
                              522,615
-----------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY
              OWNED BY EACH REPORTING PERSON
                   522,615
-----------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY
              AMOUNT IN ROW (9)
                   1.4%
-----------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                   PN
-----------------------------------------------------------------------------

Schedule 13G                                                    PAGE 7 OF 14

CUSIP No. 04269X105
-----------------------------------------------------------------------------
         (1)  NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Cooper Hill Partners, LLC
-----------------------------------------------------------------------------
         (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
         (3)  SEC USE ONLY
-----------------------------------------------------------------------------
         (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-----------------------------------------------------------------------------

NUMBER OF            (5)      SOLE VOTING POWER
                              0
SHARES          -------------------------------------------------------------

BENEFICIALLY         (6)      SHARED VOTING POWER
                              1,693,268
OWNED BY        -------------------------------------------------------------

EACH                 (7)      SOLE DISPOSITIVE POWER
                              0
REPORTING       -------------------------------------------------------------

PERSON WITH          (8)      SHARED DISPOSITIVE POWER
                              1,693,268
-----------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY
              OWNED BY EACH REPORTING PERSON
                   1,693,268
-----------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY
              AMOUNT IN ROW (9)
                   4.5%
-----------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                   OO
-----------------------------------------------------------------------------

Schedule 13G                                                    PAGE 8 OF 14

CUSIP No. 04269X105
-----------------------------------------------------------------------------
         (1)  NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Jeffrey Casdin
-----------------------------------------------------------------------------
         (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
         (3)  SEC USE ONLY
-----------------------------------------------------------------------------
         (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
-----------------------------------------------------------------------------

NUMBER OF            (5)      SOLE VOTING POWER
                              0
SHARES          -------------------------------------------------------------

BENEFICIALLY         (6)      SHARED VOTING POWER
                              2,215,883
OWNED BY        -------------------------------------------------------------

EACH                 (7)      SOLE DISPOSITIVE POWER
                              0
REPORTING       -------------------------------------------------------------

PERSON WITH          (8)      SHARED DISPOSITIVE POWER
                              2,215,883
-----------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY
              OWNED BY EACH REPORTING PERSON
                   2,215,883
-----------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
-----------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY
              AMOUNT IN ROW (9)
                   5.9%
-----------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                   IN
-----------------------------------------------------------------------------

Schedule 13G                                                    PAGE 9 OF 14

ITEM 1(a).  NAME OF ISSUER:
            PHOTOMEDEX INC

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            Five Radnor Corporate Center, Suite 470, Radnor, PA  19087

ITEM 2(a).  NAME OF PERSON FILING:

      This statement is filed by:
             (i)    CLSP, L.P. ("CLSP"),
                    a Delaware limited partnership, with respect to the Securities owned by it;
             (ii)   CLSP II, L.P. ("CLSP II")
                    a Delaware limited partnership, with respect to the Securities owned by it;
             (iii)  CLSP/SBS I, L.P. ("CLSP/SBS I")
                    a Delaware limited partnership, with respect to the Securities owned by it;
             (iv)   CLSP/SBS II, L.P. ("CLSP/SBS II")
                    a Delaware limited partnership, with respect to the Securities owned by it;
             (v)    Cooper Hill Partners, L.P.,
                    a Delaware limited partnership with respect to the Securities held for CLSP Overseas, Ltd. ("CLSP Overseas"), a Cayman Islands exempted company;
             (vi)   Cooper Hill Partners, LLC ("Cooper, LLC "),
                    a Delaware limited liability company and the sole general partner of CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II; and
             (vii) Jeffrey Casdin a citizen of the United States, and the Managing Member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P. and the managing member of Cooper LLC, with respect to Securities subject to the control of Cooper LLC and Cooper Hill Partners, LP.

                    The foregoing persons (other than CLSP Overseas) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G                                                    PAGE 10 OF 14

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 230 Park Avenue, New York, New York 10169. The business address of CLSP Overseas is c/o Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 G.T. Harbour Centre, Second Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I.

ITEM 2(c).  CITIZENSHIP:
            Cooper, LLC is a Delaware limited liability company and CLSP, CLSP II, CLSP/SBS I, CLSP/SBS II and Cooper Hill Partners, L.P. are each Delaware limited partnerships. CLSP Overseas is a Cayman Islands exempted company. Jeffrey Casdin is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:                 719358103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940: see Rule 13d-1(b)(1)
                    (ii)(E)

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-
                    1(b)(1)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

            (h) [ ] Savings Associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G                                                    PAGE 12 OF 14

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

ITEM 4.     OWNERSHIP.
      A.    CLSP
            (a) Amount beneficially owned: 717,544
            (b) Percent of class: 1.9%
                (All percentages herein are based on 37,732,389 shares of Common Stock reported to be outstanding as of September 29, 2003, as referenced in the 10-Q filed on August 14, 2003 for the quarter ending June 30, 2003 and as further amended and advised by Photomedex corporate counsel)
            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      717,544
                (iii) sole power to dispose or to direct the disposition of
                      0
                (iv) shared power to dispose or to direct the disposition of 717,544

      B.    CLSP II
            (a) Amount beneficially owned: 616,049
            (b) Percent of class: 1.6%
            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      616,049
                (iii) sole power to dispose or to direct the disposition of
                      0
                (iv) shared power to dispose or to direct the disposition of 616,049

      C.    CLSP/SBS I
            (a) Amount beneficially owned: 267,591
            (b) Percent of class: 0.7%
            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      267,591
                (iii) sole power to dispose or to direct the disposition of
                      0
                (iv) shared power to dispose or to direct the disposition of 267,591

Schedule 13G                                                    PAGE 12 OF 14

      D.    CLSP/SBS II
            (a) Amount beneficially owned: 92,084
            (b) Percent of class: 0.2%
            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      92,084
                (iii) sole power to dispose or to direct the disposition of
                      0
                (iv) shared power to dispose or to direct the disposition of 92,084

      E.    Cooper Hill Partners, L.P.
            (a) Amount beneficially owned: 522,615
            (b) Percent of class: 1.4%
            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      522,615
                (iii) sole power to dispose or to direct the disposition of
                      0
                (iv) shared power to dispose or to direct the disposition of 522,615

      F.    Cooper Hill Partners, LLC
            (a) Amount beneficially owned: 1,693,268
            (b) Percent of class: 4.5%
            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      1,693,268
                (iii) sole power to dispose or to direct the disposition of
                      0
                (iv) shared power to dispose or to direct the disposition of 1,693,268

Schedule 13G                                                    PAGE 13 OF 14

      G.    Jeffrey Casdin
            (a) Amount beneficially owned: 2,215,883
            (b) Percent of class: 5.9%
            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to direct the vote
                      0
                (ii)  shared power to vote or to direct the vote
                      2,215,883
                (iii) sole power to dispose or to direct the disposition of
                      0
                (iv) shared power to dispose or to direct the disposition of 2,215,883

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN
          5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [                 ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II are each private investment partnerships, the sole general partner of which is Cooper, LLC. As the sole general partner of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II, Cooper, LLC has the power to vote and dispose of the Securities owned by each of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing member of Cooper, LLC is Jeffrey Casdin.

     Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. currently has the power to vote and dispose of the Securities held for the account of CLSP Overseas and, accordingly, may be deemed the "beneficial owner" of such Securities. Mr. Casdin is the managing member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons and CLSP Overseas, Ltd. hereby make the following certification:

         By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:                                  /s/ Jeffrey Casdin,
                                        JEFFREY CASDIN, individually, and as
                                        managing member of Cooper Hill Partners,
                                        LLC, and on behalf of CLSP, L.P., CLSP
                                        II, L.P., CLSP/SBS I, L.P., and CLSP/SBS
                                        II, L.P. and as managing member of
                                        Casdin Capital, L.L.C., the general
                                        partner of Cooper Hill Partners, L.P.